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                                 LOAN AGREEMENT

                                     between

                            HCH ACQUISITION CORP.

                                       and

                            FIRST UNION NATIONAL BANK

                          Dated as of November 8, 2000
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                                 LOAN AGREEMENT

            THIS LOAN AGREEMENT ("Agreement"), dated November 8, 2000 is by and between HCH ACQUISITION CORP., a Delaware corporation ("Borrower"), and FIRST UNION NATIONAL BANK, a national banking association (the "Bank").

                                   BACKGROUND

            Pursuant to the terms hereof, the Borrower has requested that the Bank extend loans to the Borrower in an aggregate amount of up to the Maximum Amount for the purpose of financing the Tender Offer Consideration, the Merger Consideration, and expenses related thereto, as more fully described herein, and the Bank is willing to do so on the terms and subject to the conditions set forth herein. Accordingly, the Bank and the Borrower, each intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Terms used herein without definition that are defined in the Uniform Commercial Code shall have the meanings ascribed to them therein, unless the context requires otherwise. The following terms shall have the following meanings in this Agreement:

            "Adjusted LIBOR Market Index Rate" shall mean the interest rate equal to the sum of the LIBOR Market Index Rate on the second London business day before the relevant interest period begins plus one hundred basis points (1.00%) and shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

            "Affiliate" shall mean any Subsidiary of any Borrower and any Person or entity that, now or hereafter, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common ownership or control with any Borrower. For purposes of this definition, the terms "control," "controls" and "controlled" shall refer to the power to determine the management or policies of a Person, whether resulting from an official position or capacity with such Person, direct or indirect beneficial ownership of at least twenty percent (20%) of the voting securities or other equity interests of such Person, or otherwise.

            "Agreement" shall mean this agreement, together with all exhibits, amendments, modifications and supplements hereto as may be in effect from time to time.

            "Applicable Law" shall mean all applicable provisions of (i) constitutions, statutes, rules, regulations and orders of governmental authorities of any kind having jurisdiction over the Bank or the Borrower, (ii) authorizations, consents, approvals, and licenses of such governmental authorities, (iii) judgments, and (iv) common law and equity.


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            "Bank" shall have the meaning specified in the initial paragraph of this Agreement, together with its successors and assigns.

            "Borrower" shall have the meaning specified in the initial paragraph of this Agreement, together with its successors and assigns, which shall include the Surviving Corporation as successor by merger to the Borrower.

            "Borrower Pledge Agreement" shall mean the agreement between the Borrower as debtor and the Bank as secured party, dated the same date as this Agreement, by which the Borrower shall pledge the Pledged Stock to the Bank, together with all amendments, modifications, exhibits, and schedules thereto as may be in effect from time to time.

            "Borrowing Date" shall mean the Tender Offer Borrowing Date and the Merger Borrowing Date, it being understood and agreed that the proceeds from any Borrowing on any Borrowing Date shall only be for the purposes described in
Section 2.1(A).

            "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required to close under the laws of the Commonwealth of Pennsylvania and a day on which dealings in United States dollar deposits are also carried on in the London interbank market and banks are open for business in London.

            "Capital Lease" shall mean any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet.

            "Capital Lease Obligation" shall mean the amount of the liability which, according to GAAP, should be capitalized or disclosed with respect to a Capital Lease.

            "Closing" shall mean the execution and delivery to the Bank of all of the documents and instruments required by the terms of this Agreement and the closing of the transactions contemplated by this Agreement.

            "Closing Date" shall mean the date on which the Closing takes place.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Collateral" shall have the meaning set forth in the Pledge
Agreement.

            "Contributed Shares" shall mean the aggregate of approximately 4,329,692 shares of common stock of Holt's Cigar owned by the Stockholders and to be contributed to the Borrower, representing approximately 74.04% of the issued and outstanding capital stock of Holt's Cigar.


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            "Default" shall mean the occurrence of any fact, condition or event which with the giving of notice or lapse of time, or both, would be an Event of Default.

            "Default Rate" shall mean, with respect to any Loan, the highest interest rate as set forth in Section 2.2 of this Agreement plus two percent (2%), provided such interest rate shall not exceed the highest rate permitted by law.

            "Depositary" shall mean Continental Stock Transfer & Trust Company, or such other Depositary as may be designated by the Borrower in the Tender Offer Documents.

            "Depositary Control Agreement" shall mean the Control Agreement by and among the Depositary, the Borrower, and the Bank, executed and delivered to the Bank pursuant to the terms of the Borrower Pledge Agreement.

            "Encumbrance" shall mean, as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance in or on, or any interest or title of any vendor, lessor, lender to, or other secured party of such Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset of such Person.

            "Environmental Laws" shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et. seq., the Federal Resource Conservation and Recovery Act, 42
U.S.C. Sections 6901 et. seq., the Hazardous Materials Transportation Act,
49 U.S.C. Sections 1801, et. seq., all other federal, state and local environmental or health laws applicable to the Borrower or their business, operations or assets now or hereafter enacted, and all rules, regulations, orders and publications adopted or promulgated pursuant thereto from time to time.

            "ERISA" shall mean the federal Employee Retirement Income Security Act of 1974, as amended.

            "Event of Default" shall have the meaning set forth in Article VIII of this Agreement.

            "Expiration Date" shall have the meaning assigned to it in the Tender Offer Documents.

            "Federal Reserve Board" shall mean the Board of Governors of the United States Federal Reserve System.

            "Financial Statements" shall have the meaning set forth in Section
4.4 of this Agreement.


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            "GAAP" shall mean generally accepted accounting principles, as in effect at the time of application to the provisions hereof, and consistently applied.

            "Guarantor" shall mean Robert G. Levin.

            "Guaranty" shall mean any guaranty or agreement to be a surety or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any obligation of another Person.

            "Guaranty Agreement" shall mean the agreement between the Guarantor and the Bank, dated the same date as this Agreement, by which the Guarantor agrees to guarantee and act as surety for the Obligations, together with all amendments, modifications, exhibits, and schedules thereto as may be in effect from time to time.

            "Hazardous Materials" shall mean all materials of any kind which are flammable, explosive, toxic, radioactive or otherwise hazardous to animal or plant life or the environment, including, without limitation, "hazardous wastes," "hazardous substances" and "contaminants," as such terms are defined by Environmental Laws.

            "Holt's Cigar" shall mean Holt's Cigar Holding, Inc., a Delaware corporation.

            "Indebtedness" shall mean any obligation for borrowed money, including, without limitation: (a) any obligation owed for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable and accrued expenses included in liabilities and incurred in respect of property purchased in the ordinary course of business; (b) any Capital Lease Obligation;
(c) any reimbursement obligations and other obligations under any letter of credit; and (d) any net obligations as a result of any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, or any forward sale or purchase agreement for foreign currencies.

            "Judgment" shall have the meaning set forth in Section 8.6 of this Agreement.

            "LIBOR Market Index Rate" shall mean, for any day, the rate for one
(1) month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by the Bank from another recognized source or interbank quotation).

            "Loan Documents" shall mean this Agreement, the Note, the Pledge Agreement, THE Guaranty Agreement, and all agreements, amendments, certificates, financing statements, schedules, reports, notices, and exhibits now or hereafter executed or delivered in connection with any of the foregoing, as may be in effect from time to time.


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            "Loan" or "Loans" shall have the meanings ascribed to them in
Section 2.1.

            "Maximum Amount" shall mean the lesser of (a) the aggregate of (x) the Tender Offer Consideration and the transaction fees and expenses related to the Tender Offer Acquisition, plus (y) the Merger Consideration and the transaction fees and expenses related to the Merger, or (b) 50% of the fair market value of the Pledged Stock (or, if less, the maximum amount permitted under Regulation U of the Federal Reserve Board (12 C.F.R. 221)), provided that in no event shall the Maximum Amount exceed $13,000,000. For purposes of the foregoing definition, the "fair market value" per share of the Pledged Stock for all periods prior to the consummation of the Merger shall be deemed to be the closing price per share on the last trading day prior to the announcement of the execution of the Merger Agreement, as reported by the Nasdaq National Market.

            "Merger" shall mean the merger of the Borrower with and into Holt's Cigar pursuant to and in accordance with the terms and conditions of the Merger Agreement.

            "Merger Agreement" shall mean the Agreement and Plan of Merger, dated on or about November 8, 2000, by and among the Borrower, the Stockholders and Holt's Cigar.

            "Merger Borrowing Date" shall mean the date on which (a) the Merger is effective pursuant to the terms of the Merger Agreement, and (b) each applicable condition precedent set forth in Article V is satisfied or waived by the Bank.

            "Merger Consideration"shall have the meaning assigned to it in the Merger Agreement.

            "Merger Documents" shall mean the Merger Agreement and all documents related to the Merger.

            "Note" shall have the meaning ascribed to it in Section 2.1(c).

            "Notice of Borrowing" shall mean an irrevocable notice provided to the Bank on a Business Day in the form of Exhibit "A" of this Agreement with respect to the Loans and in accordance with the time requirements set forth in
Section 2.3 of this Agreement such Notice to include: (i) the Borrowing Date, which shall be a Business Day and (ii) the aggregate amount of such borrowing.

            "Obligations" shall mean the obligations of the Borrower: (a) to pay the principal, interest, commitment fees and any other liabilities of the Borrower under this Agreement and the other Loan Documents in accordance with the terms thereof; (b) to satisfy all of the other direct or indirect liabilities of the Borrower to the Bank, whether hereunder or otherwise, whether now existing or hereafter incurred, whether or not evidenced by any note or other instrument, matured or unmatured, direct, absolute or contingent, joint or several, including any extensions,



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modifications, renewals thereof and substitutions therefor; (c) to repay the
Bank all amounts advanced by the Bank at its discretion hereunder or otherwise on behalf of the Borrower; and (d) to reimburse the Bank, on demand, for all reasonable out-of-pocket expenses and costs incurred by the Bank, including the reasonable fees and expenses of its outside counsel, in connection with the negotiation, preparation, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including all amounts payable under Section 10.3 hereof.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation.

            "Permitted Encumbrances" shall have the meaning set forth in Section
7.3 of this Agreement.

            "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or governmental or political subdivision or agency thereof.

            "Pledged Stock" shall mean the Contributed Shares, plus the Public Stock acquired by the Borrower pursuant to the Tender Offer Acquisition, plus any other shares of the capital stock of Holt's Cigar now or hereafter owned by the Borrower.

            "Public Stock" shall mean the issued and outstanding shares of common stock of Holt's Cigar which are not owned of record or beneficially by the Stockholders or the Borrower.

            "Regulatory Change" means (a) the enactment or effectuation after the date of this Agreement of any new, or change in any existing, Applicable Law, (b) the adoption after such date of any new, or the adoption or other effectuation after such date of any change in any existing, interpretation, directive or request (whether or not having the force of law), or (c) any change after such date in the administration or enforcement of any Applicable Law to which the Bank is subject. As used in this definition, the "effectuation" of a change shall include, without limitation, that consisting of or resulting from a determination of a court or regulatory authority.

            "Security Agreement" shall mean the agreement between the Borrower as debtor and the Bank as secured party, dated the same date as this Agreement, by which the Borrower (and the Surviving Corporation as successor Borrower) shall grant a security interest in all of its assets to the Bank, together with all amendments, modifications, exhibits, and schedules thereto as may be in effect from time to time.

            "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and



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
does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature taking into account the timing and the amounts of cash to be received by such Person from any source and the timing of and amounts of cash to be payable in respect of or in connection with the debt and liabilities of such Person; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital taking into account the particular capital requirements of such Person and its projected capital requirements and availability. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become actual and matured liabilities.

            "Stockholder Pledge Agreements" shall mean the agreements between the Stockholders and the Bank, dated the same date as this Agreement, by which the Stockholders shall pledge all of their respective shares of capital stock of the Borrower (which will include all shares of the Successor Corporation into which such pledged shares will be converted pursuant to the Merger) to the Bank, together with all amendments, modifications, exhibits, and schedules thereto as may be in effect from time to time.

            "Stockholders" shall mean Robert G. Levin, an individual, and the Fuente Investment Partnership, a general partnership whose interests are beneficially owned by Carlos A. Fuentes, Sr., Carlos P. Fuentes, Jr., and Cynthia Fuentes Suarez.

            "Subsidiary" shall mean, as to any designated corporation, any other corporation, the outstanding capital shares of which having sufficient voting power (not depending on the happening of a contingency) to elect at least a majority of the members of its board of directors, are at the time owned by such designated corporation.

            "Surviving Corporation" shall have the meaning assigned to it in the Merger Agreement.

            "Tax" means any federal, state or foreign tax, assessment or other governmental levy or duty or other charge (including any withholding tax) upon a person or entity or upon its assets, revenues, income or profits, other than income and franchise taxes imposed upon the Bank by the jurisdictions (or any political subdivision thereof) in which the Bank or any office of the Bank is located.

            "Telerate Page 3750" shall mean the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks).

            "Tender Offer" shall mean the offer of the Borrower to tender for the outstanding shares of common stock of Holt's Cigar for the Tender Price.



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            "Tender Offer Acquisition" shall mean the acquisition by the
Borrower of shares of Public Stock pursuant to and in accordance with the terms and conditions of the Tender Offer.

            "Tender Offer Borrowing Date" shall mean the date on which (a) the Borrower tenders payment for the Public Stock of Holt's Cigar being acquired by the Borrower pursuant to the Tender Offer Acquisition, and (b) each applicable condition precedent set forth in Article VIII is satisfied or waived by the Bank.

            "Tender Offer Consideration" shall mean the aggregate price to be paid by Borrower for all shares of Public Stock actually being purchased by Borrower pursuant to the Tender Offer.

            "Tender Offer Documents" shall mean all documentation related to the Tender Offer, including all public filings made with the Securities and Exchange Commission.

            "Tender Offer Price" shall mean the price of $5.50 per share of common stock of Holt's Cigar offered pursuant to the Tender Offer.

            "Uniform Commercial Code" shall mean the Uniform Commercial Code of Pennsylvania as codified at 13 Pa. C.S.A. Section 101 et seq., as in effect on the date of this Agreement.

                                   ARTICLE II

                              CREDIT ACCOMMODATIONS


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            1.1 Loan Availability.

                  (a) Generally. Subject to the terms and conditions hereof, the Bank shall make available to the Borrower on each Borrowing Date a loan (the "Loan" and collectively the "Loans") which Loans shall not exceed in the aggregate the Maximum Amount. All proceeds of the Loans shall be used by the Borrower solely (i) on the Tender Offer Borrowing Date (x) to pay the Tender Offer Consideration and (y) to pay transaction fees and expenses related to the Tender Offer Acquisition, and (ii) on the Merger Borrowing Date (x) to pay the Merger Consideration, (y) to pay fees and expenses related to the Merger, and
(z) up to $2,670,839 to fund cancellation of the "Options" as provided in
Section 2.7 of the Merger Agreement. The Borrower shall repay the outstanding principal of the Loans plus all accrued and unpaid interest on the earlier of
(i) sixty (60) days following the Expiration Date or (ii) three (3) Business Days following the completion of the Merger. All proceeds of the Loans to fund the Tender Offer Consideration and the Merger Consideration will be disbursed by the Bank directly to the Depositary, and shall be paid by the Depositary to the holders of the Public Stock in accordance with the applicable terms and conditions of the Tender Offer and the Merger Agreement.

                  (b) Interest. Interest shall accrue on the outstanding principal of the Loans and shall be payable as set forth in Section 2.2 of this Agreement.

                  (c) Note. The obligations of the Borrower to repay the aggregate outstanding principal under the Loans and to pay accrued interest thereon shall be evidenced by a promissory note to be executed and delivered to the Bank concurrently with the execution and delivery of this Agreement (the "Note").

                  (d) Commitment Fee. In addition to the interest payable by the Borrower to the Bank in respect of the Loans, the Borrower shall pay a commitment fee to the Bank equal to $32,500.00 (.25% of $13,000,000), payable on the date hereof.

                  (e) Termination of Commitment. The Bank's commitment to make the Loans available to the Borrower shall terminate if the Tender Offer Acquisition has not been consummated within three (3) days following the Expiration Date, but in any event if the Tender Offer Acquisition has not been consummated on or before December 31, 2000.

            1.2 Interest. Interest shall accrue on the outstanding principal amounts of the Loans in accordance with the following provisions:

                (a) Interest Rate. The outstanding principal balance of the Loans shall bear interest at the Adjusted LIBOR Market Index Rate in effect from time to time during the term of the Loans, and shall be adjusted daily to reflect changes in such rate.



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                (b)   Default Rate.  Upon the occurrence of any Event of
Default, the Loans shall bear interest at the Default Rate.

                (c) Payment of Interest. The Borrower shall pay interest in arrears on the first day of each consecutive calendar month. All accrued but unpaid interest under the Note shall also be payable, without demand, on the maturity thereof (whether by its stated terms, or upon prepayment, acceleration or otherwise).

            1.3 2.3 Payments and Computations. All amounts payable by the Borrower to the Bank under this Agreement or the Note shall be paid directly to the Bank in immediately available funds at the address of the Bank set forth in
Section 10.2 hereof or at such other address of which the Bank shall give notice to the Borrower pursuant to Section 10.2 hereof. The Bank is authorized to charge any account of the Borrower at the Bank for any payment due by the Borrower under this Agreement or the Note. All computations of interest hereunder shall be made by the Bank on the basis of a year of 360 days for the actual number of days elapsed. All payments under each of the Note shall be applied first to the payment of interest due and payable thereunder and then to the reduction of the outstanding principal balance thereof.

2.4 Notice of Borrowing. The Borrower shall notify the Bank of each proposed borrowing under the Loans not later than 12:30 p.m., Philadelphia, Pennsylvania time, at least three (3) Business Days prior to date of the requested advance, by delivering to the Bank a Notice of Borrowing.

         Prepayments. The Borrower may prepay in whole or in part, any portion of any of Loans without premium or penalty. All prepayments of any Loan shall be accompanied by the payment of accrued interest on the amount of such prepayment to the date thereof.

         Requirements of Law. In the event that after the date hereof, any change in any law, regulation or treaty or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

                (a) subjects or shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, the loans made hereunder, or changes the basis of taxation of payments to the Bank of principal, commitment fees, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of the Bank);

                (b) imposes, modifies or holds or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank, which reserve, special deposit, compulsory loan or similar requirement is not otherwise included in determination of the interest rate hereunder;



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                (c)   imposes or shall impose on the Bank any other condition;

and the result of any of the foregoing is to, directly or indirectly, increase the cost to the Bank of making, renewing or maintaining advances or extensions of credit or to reduce any amount receivable thereunder then, in any such case, the Borrower shall promptly pay the Bank, upon its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable. If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. The good faith determination as to any additional amounts payable pursuant to the foregoing sentence by the Bank shall be conclusive in the absence of manifest error.

                                   ARTICLE III

                                    SECURITY

         Security Documents. As security for the prompt payment, performance, satisfaction and discharge when due of all the Obligations, the Borrower shall execute and deliver or shall cause to be executed and delivered to the Bank, concurrently with the execution of this Agreement, the Security Agreement, the Guaranty Agreement, the Borrower Pledge Agreement, the Depositary Control Agreement, and the Stockholder Pledge Agreements.

         Additional Documents. Effective as of the Effective Time (as that term is defined in the Merger Agreement), the Surviving Corporation (as successor Borrower) shall take all such action, including without limitation executing and delivering or causing the execution and delivery to the Bank of such additional security agreements, pledge agreements, control agreements or other documents as the Bank may request, to give the Bank a first priority security interest in all of the assets of the Surviving Corporation (including all cash, cash equivalents, marketable securities and investments).

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         In order to induce the Bank to execute and deliver this Agreement and to make the Loans available to the Borrower, the Borrower represents and warrants to the Bank that:

         Good Standing; Authorization. Each of the Borrower and Holt's Cigar and its Subsidiaries is duly incorporated, organized and existing and in good standing in the state of its incorporation and is duly qualified as a foreign corporation and authorized to do business in all other jurisdictions wherein the nature of its business or property makes such qualification necessary and the failure to be so qualified would have a material adverse effect on the Borrower. Each of the Borrower and Holt's Cigar and its Subsidiaries has the corporate power to own its properties and to carry on its business as now conducted. The execution, delivery and performance of this Agreement and the Loan Documents have been duly authorized by all necessary corporate proceedings on the part of the Borrower. The Stockholders are the sole shareholders of the Borrower.

         Compliance with Laws and Other Agreements. Each of the Borrower and Holt's Cigar and its Subsidiaries is in compliance with all laws, rules, regulations, judgments, decrees, orders, agreements and requirements which affect it, its assets or the operation of its business in any material way and has not received, and the Borrower has no knowledge of, any order or notice of any governmental investigation or of any violation or claim of violation of any law, regulation, judgment, decree, order, agreement, or other governmental requirement.

         No Conflict; Governmental Approvals. The execution, delivery, and performance of this Agreement and each of the Loan Documents will not (i) conflict with, violate, constitute a default under, or result in a breach of any provision of any applicable law, rule, regulation, judgment, decree, order, instrument or other material agreement, or (ii) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of the Borrower or Holt's Cigar or any of its Subsidiaries. No authorization, permit, consent or approval of or other action by, and no filing, registration or declaration with, any governmental authority or regulatory body is required to be obtained or made by the Borrower or Holt's Cigar or any of its Subsidiaries for the due execution, delivery and performance of this Agreement or any of the Loan Documents, except such as have been duly obtained or made prior to the Closing Date and are in full force and effect as of the Closing Date (copies of which have been delivered to the Bank on or before the Closing Date).

         Financial and Other Information Regarding the Borrower and Holt's Cigar; Solvency.

                (a) Holt's Cigar has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since March 31, 1999 (collectively, the "Holt's Cigar Reports"). As of their respective dates, the Holt's Cigar Reports, and any such reports, forms and other documents filed by Holt's Cigar with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Holt's Cigar Report filed prior to the date of this Agreement that was superseded by a subsequent Holt's Cigar Report filed prior to the date of this Agreement that specifically corrected such misstatement or omission in the applicable Holt's Cigar Report.

                (b) Each of the consolidated balance sheets included in or incorporated by reference into the Holt's Cigar Reports (including the related notes and schedules) fairly presents the consolidated financial position of Holt's Cigar and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Holt's Cigar Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Holt's Cigar and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with GAAP, except as may be noted therein. Neither Holt's Cigar nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Holt's Cigar or in the notes thereto, prepared in accordance with GAAP, except for (i) liabilities and obligations that were reserved on or reflected in (including the notes to), the consolidated balance sheet of Holt's Cigar as of June 30, 2000, (ii) liabilities arising in the ordinary course of business since June 30, 2000, and
(iii) liabilities or obligations which would not, individually or in the aggregate, have a material adverse effect on the business of Holt's Cigar.

                (c) As of the date hereof, neither the Borrower nor Holt's Cigar or any of its Subsidiaries has any Indebtedness other than the Indebtedness set forth on Schedule 4.4(d) of this Agreement.

                (d) As of the date hereof, neither the Borrower nor Holt's Cigar or any of its Subsidiaries has any "investment" (as such term is defined under GAAP), whether by stock purchase, capital contribution, loan, advance, purchase of property or otherwise, in any Person.

                (e) After giving effect to the Loans and Encumbrances created by the Borrower in connection therewith, each of the Borrower and Holt's Cigar is and will be Solvent; attached hereto as Schedule 4.4(e) is a true and correct copy of the management prepared, pro forma Balance Sheet of the Borrower, demonstrating the solvency of the Borrower after giving effect to the Loans and the other transactions herein contemplated.

         Taxes. Neither the Borrower nor Holt's Cigar or any of its Subsidiaries is delinquent in payment of any income, property or other tax, except for any delinquency in the payment of a tax which is contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

         Encumbrances and Guaranties.

                (a) All properties and assets of the Borrower and Holt's Cigar and its Subsidiaries are owned by each of them free and clear of all Encumbrances except (i) those for taxes or other government charges either not yet delinquent or the nonpayment of which is permitted by Section 4.5 of this Agreement; (ii) those not arising in connection with Indebtedness that do not materially impair the use or value of the properties or assets of the Borrower or Holt's Cigar and its Subsidiaries in the conduct of its businesses; (iii) Encumbrances whose release and termination is evidenced by appropriate documents on the Closing Date; (iv) the Loan Documents and the Permitted Encumbrances; and (v) Encumbrances disclosed on Schedule 4.6(a) of this Agreement.

                (b) Neither the Borrower nor Holt's Cigar or any of its Subsidiaries is obligated under any Guaranty, except in favor of the Bank.

         Material Adverse Changes. Since June 30, 2000, there has not been any material adverse change in the business, operations, properties or financial position of Holt's Cigar and its Subsidiaries. The Borrower does not know of any fact (other than matters of a general economic or political nature) which materially adversely affects, or, so far as the Borrower can now reasonably foresee, will materially adversely affect, the business, operations, properties or financial position of the Borrower or Holt's Cigar and its Subsidiaries or the performance by the Borrower of its obligations under this Agreement and the other Loan Documents.

         Margin Regulations. Neither the Borrower nor Holt's Cigar or any of its Subsidiaries is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" within the meaning of Regulations G or U of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, 221) (such securities being referred to herein as ("Margin Stock"). No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock; provided that the Borrower may use the proceeds of the Loan made on the Tender Offer Borrowing Date to purchase Margin Stock consisting of Public Stock pursuant to the Tender Offer in compliance with Regulations T, U and X of the Board of Governors of the Federal Reserve System. Neither the making of the Loans nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X.

         ERISA. The provisions of each employee benefit plan as defined in
Section 3(3) of ERISA ("Plan") maintained by the Borrower or Holt's Cigar or any of its Subsidiaries complies in all material respects with all applicable requirements of ERISA and of the Code, and with all applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No reportable event, as defined in Section 4043 of ERISA, has occurred with respect to any Plan; no Plan to which Section 4021 of ERISA applies has been terminated; no Plan has incurred any liability to PBGC as provided in Section 4062, 4063 and 4064 of ERISA; no Plan has been involved in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code; and there are no unfunded liabilities with respect to any Plan which are not disclosed in the Holt's Cigar Reports.

         Pending Litigation. There are no actions, suits, proceedings or investigations pending, or, to the knowledge of the Borrower threatened against or affecting the Borrower or Holt's Cigar or any of its Subsidiaries before any court, arbitrator or administrative or governmental body which, in the aggregate, will adversely affect any action taken or to be taken by the

Borrower or Holt's Cigar or any of its Subsidiaries under this Agreement and the other Loan Documents or which, in the aggregate, will materially adversely affect the business, operations, properties or financial position of the Borrower or Holt's Cigar and its Subsidiaries, or the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents.

         Valid, Binding and Enforceable. This Agreement and the Loan Documents have been duly and validly executed and delivered by the Borrower and constitute the valid and legally binding obligations of the Borrower enforceable in accordance with their respective terms, except as enforcement of this Agreement and the other Loan Documents may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights and except as enforcement is subject to general equitable principles.

         Priority of Security Interest. The Pledge Agreement will create a valid first perfected security interest in the Pledged Stock.

         Environmental Matters.

                (a) Each of the Borrower and Holt's Cigar and its Subsidiaries has performed all of its obligations under, has obtained all necessary material approvals, permits, authorizations and other consents required by, and is not in material violation of any Environmental Laws;

                (b) Except as set forth on Schedule 4.13 of this Agreement, neither the Borrower nor Holt's Cigar or any of its Subsidiaries has received any notice, citation, summons, directive, order or other communication, written or oral, from, and the Borrower have no knowledge of the filing or giving of any such notice, citation, summons, directive, order or other communication by, any governmental or quasi-governmental authority or agency or any other Person concerning the presence, generation, treatment, storage, transportation, transfer, disposal, release or other handling of any Hazardous Materials in violation of any Environmental Law within, on, from, related to, or affecting any real property owned or occupied by the Borrower or Holt's Cigar or any of its Subsidiaries;

                (c) Except as set forth on Schedule 4.13 of this Agreement, to the best of the Borrower's knowledge, no real property owned or occupied by the Borrower or Holt's Cigar or any of its Subsidiaries has ever been used, either by the Borrower or Holt's Cigar or any of its Subsidiaries or by any of their respective predecessors in interest, to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material in violation of any Environmental Law;

                (d) Except as set forth on Schedule 4.13 of this Agreement, to the best of the Borrower's knowledge, there are no Hazardous Materials within, on or under any real property owned or occupied by the Borrower or Holt's Cigar or any of its Subsidiaries in violation of any Environmental Law.

         Common Stock of Holt's Cigar. On or prior to the Tender Offer Closing Date, the Stockholders have contributed the Contributed Shares to the Borrower, free and clear of all Encumbrances, which represent all of the shares of such common stock owned of record by them. The Contributed Shares constitute approximately 74.04% of the aggregate issued and outstanding shares of capital stock of Holt's Cigar. The aggregate number of issued and outstanding shares of Public Stock is approximately 1,516,786, which constitute approximately 25.96% of the aggregate issued and outstanding shares of capital stock of Holt's Cigar.

         No Untrue Statements. Neither this Agreement, the Loan Documents nor any other document, certificate or statement furnished or to be furnished by the Borrower in connection herewith contains, or at the time of delivery will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

                                    ARTICLE V

             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BANK

         The obligations of the Bank hereunder are conditioned upon the satisfaction by the Borrower of the following conditions precedent:

         Documents to be Delivered by the Borrower. The Borrower shall deliver or cause to be delivered to the Bank at the Closing the following:

                (a) This Agreement duly executed by the Borrower;

                (b) The Note duly executed by the Borrower;

                (c) The Security Agreement duly executed by the Borrower, together with duly executed UCC-1 Financing Statements provided for therein;

                (d) The Borrower Pledge Agreement duly executed by the Borrower, together with the Depositary Control Agreement duly executed by the Borrower and the Depositary and any share certificates (with stock transfers duly endorsed in blank) evidencing the Pledged Stock required to be delivered thereunder;

                (e) The Guaranty Agreement duly executed by the Guarantor;

                (f) The Stockholder Pledge Agreements, duly executed by the Stockholders, together with share certificates (with stock transfers duly endorsed in blank) evidencing the shares of capital stock of the Borrower being pledged thereunder;

                (g) Fully executed copies of the Tender Offer Documents and the Merger Documents, each of which shall be in form and substance satisfactory to the Bank;

                (h) Evidence that the Stockholders have contributed the Contributed Shares to the Borrower, free and clear of all Encumbrances;

                (i) Evidence showing that, on a pro forma basis, after giving effect to the Loans and to the completion of the Tender Offer Acquisition and payment of the Tender Offer Consideration, the Borrower is and will remain Solvent.

                (j) A certificate of the Secretary or an Assistant Secretary of Borrower dated the Closing Date including (i) resolutions duly adopted by the Borrower authorizing the transactions under the Loan Documents; (ii) a copy of the by-laws of the Borrower; (iii) evidence of the incumbency and signature of the officers executing on its behalf any of the Loan Documents and any other document to be delivered pursuant to any such documents, together with evidence of the incumbency of such Secretary or Assistant Secretary; (iv) a copy of the Borrower's Articles and Certificate of Incorporation, together with the certification of the Secretary or Assistant Secretary of the Borrower as of the Closing Date that such Articles and Certificate of Incorporation have not been amended since the date of the aforesaid certification; and (v) certificates of authority or good standing for the Borrower from its jurisdiction of incorporation;

                (k) A copy of each and every authorization, permit, consent, and approval of and other action by, and notice to and filing with, every governmental authority and regulatory body which is required to be obtained or made by the Borrower for the due execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Tender Offer and the Merger;

                (l) The opinion of Fox Rothschild O'Brien & Frankel LLP dated as of Closing Date, in form and substance reasonably satisfactory to the Bank and its counsel; and

                (m) Federal Reserve Form U-1 provided for in Regulation U of the Board of Governors of the Federal Reserve System, the statements made in which shall be such, in the opinion of the Bank, as to permit the transactions contemplated hereby in accordance with Regulation U.

         Conditions Precedent to Making the Loans. The Bank shall not be obligated to make any Loan hereunder unless, as of the date of the proposed advance:

                (a) No Event of Default or Default has occurred and is continuing;

                (b) The representations and warranties contained in Article IV are true and correct;

                (c) No material adverse change has occurred in the financial condition of the Borrower or Holt's Cigar;

                (d) The Borrower has delivered to the Bank, upon its request, a certificate executed by an authorized officer of the Borrower confirming the statements made in paragraphs (a), (b) and (c) above;

                (e) The Borrower has established a demand deposit account at the Bank into which each advance of the Loans will be credited and from which monthly payments shall be automatically deducted;

                (f) The Borrower has delivered to the Bank evidence that (i) all Encumbrances, tax liens or judgments against the assets of the Borrower and Holt's Cigar and its Subsidiaries have been terminated, released or satisfied, as appropriate, including without limitation lien search results in form and scope satisfactory to the Bank, and (ii), except for the Obligations, there is no outstanding Indebtedness with respect to either the Borrower or Holt's Cigar or any of its Subsidiaries;

                (g) The Borrower has delivered to the Bank evidence that there exists no action, suit, investigation, litigation or proceeding affecting the Borrower or Holt's Cigar pending or threatened, including without limitation evidence that there is no action, claim, lawsuit, demand, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or Holt's Cigar or any of its Subsidiaries before any governmental authority which challenges the Borrower's right or power to enter into or perform its obligations with regard to the Loans or the validity or enforceability of this Agreement or any of the other Loan Documents;

                (h) The Borrower has delivered to the Bank an accounting in form and substance acceptable to the Bank ("Cash Accounting") showing that Holt's Cigar has cash, cash equivalents, marketable securities and investments at a level of not less than $13,650,000 (i.e., 105% of the maximum commitment of the Bank) (the "Cash Requirement");

                (i) The Loan advance and the use of the proceeds thereof will not, in the opinion of the Bank, violate or be inconsistent with the provisions of Regulations T, U or X or any other regulation of the Federal Reserve Board;

                (j) The Tender Offer Acquisition shall be consummated contemporaneously with the Tender Offer Borrowing Date in accordance with the terms of the

Tender Offer and without waiver of any conditions (except as expressly permitted thereunder) unless consented to by the Bank, and the Borrower shall have acquired, through contribution of the Contributed Shares and the Tender Offer Acquisition, not less than 87% of the issued and outstanding capital stock of Holt's Cigar;

                (k) The Merger shall be consummated contemporaneously with the Merger Borrowing Date in accordance with the terms of the Merger Agreement and without waiver of any conditions (except as expressly permitted thereunder) unless consented to by the Bank, and on or before the Merger Borrowing Date the Borrower shall have caused all stock options, stock option plans and other rights to acquire stock of Holt's Cigar referenced in Section 2.7 of the Merger Agreement to be cancelled or terminated; and

                (l) The Borrower shall have paid in full to the Bank all costs, fees (including the commitment fee) and expenses payable to the Bank to the extent then due.

                                   ARTICLE VI

                      AFFIRMATIVE COVENANTS OF THE BORROWER

         Borrower hereby covenants and agrees that from the date hereof and until satisfaction in full of the Obligations, unless the Bank shall otherwise consent in writing, it shall do the following:

         Use of Proceeds. Use the proceeds of the borrowings hereunder only for the purposes specified in Section 2.1 of this Agreement.

         Cash Requirement. Cause Holt's Cigar to continue to comply on a current basis with the Cash Requirement, and furnish to the Bank, at the Bank's request but no less often than monthly, a Cash Accounting showing that Holt's Cigar is in compliance with the Cash Requirement.

         Ordinary Course of Business; Records. Conduct its business and cause Holt's Cigar to conduct its business only in the ordinary course and keep accurate and complete books and records of its assets, liabilities and operations consistent with sound business practices and in accordance with GAAP.

         Information for the Bank. Make available during normal business hours for inspection by the Bank or its designated representatives, upon prior notice, any of its or Holt's Cigar's books and records when reasonably requested by the Bank to do so, and furnish the Bank any information reasonably requested regarding its or Holt's Cigar's operations, business affairs and financial condition within a reasonable time after the Bank gives notice of its request therefor. In particular, and without limiting the foregoing, the Borrower shall permit, during normal business hours, and upon prior notice, representatives of the Bank's Audit Department to make such periodic inspections of books, records and assets of the Borrower and Holt's Cigar as such representatives deem necessary and proper. Prior notice hereunder need not be given by the Bank to the Borrower if an Event of Default shall exist under this Agreement.

         Insurance. Carry and cause Holt's Cigar to carry at all times in financially sound and reputable insurers insurance against such hazards as are usually insured against by business entities of established reputation engaged in like businesses and similarly situated, and such other insurance as the Bank may from time to time reasonably require, and pay all premiums on the policies for all such insurance when and as they become due and take all other actions necessary to maintain such policies in full force and effect at all times.

         Maintenance. Maintain and cause Holt's Cigar to maintain its equipment, real property and other properties in good condition and repair (normal wear and tear excepted) and pay and discharge the cost of repairs thereto or maintenance thereof.

         Taxes. Pay and cause Holt's Cigar to pay all taxes, assessments, charges and levies imposed upon it or on any of its property, or which it is required to withhold and pay over, and provide to the Bank evidence of payment thereof if the Bank so requests, except where contested in good faith by lawful and appropriate proceedings and where adequate reserves therefor have been set aside on its books; provided, however, that the Borrower shall pay all such taxes, assessments, charges and levies forthwith whenever foreclosure on any lien appears imminent.

         Leases. Pay and cause Holt's Cigar to pay all rent or other sums required by every lease to which the Borrower or Holt's Cigar is a party as the same becomes due and payable, perform all its material obligations as tenant or lessee thereunder except where contested in good faith by lawful and appropriate proceedings and where adequate reserves therefor have been set aside; and keep all such leases at all times in full force and effect during the terms thereof.

         Corporate Existence; Certain Rights; Laws. Do all things necessary to preserve and keep in full force and effect in each jurisdiction in which it or Holt's Cigar conducts business its and Holt's Cigar's business existence, licenses, permits, rights, patents, trademarks, copyrights, trade names and franchises and comply with all present and future laws, ordinances, rules, regulations, judgments, orders and decrees which affect in any material way the Borrower or Holt's Cigar, its or Holt's Cigar's assets or the operation of its or Holt's Cigar's business.

         Notice of Litigation or Other Proceedings. Give prompt notice to the Bank of (i) the existence of any dispute, (ii) the institution of any litigation, administrative proceeding or governmental investigation or (iii) the entry of any judgment, decree or order against or involving the Borrower or Holt's Cigar if any of the matters described in the foregoing sections (i), (ii) or (iii) would materially and adversely affect the operation, financial condition, property or business of the Borrower or Holt's Cigar or affect the enforceability of this Agreement, any of the other Loan Documents, the Tender Offer Documents or the Merger Documents.

         Indebtedness. Pay or cause to be paid when due (or within applicable grace periods) all of its Indebtedness.

         Notice of Events of Default. Give prompt notice to the Bank if the Borrower becomes aware of the occurrence of any Default or Event of Default, or of the failure of the Borrower to observe or perform any of the conditions or covenants to be observed or performed by it under this Agreement or any of the other Loan Documents.

         ERISA. Maintain and cause Holt's Cigar to maintain each Plan in material compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code. As promptly as practicable (but in any event not later than ten days) after the Borrower receives from the PBGC a notice of intent to terminate any Plan or to appoint a trustee to administer any Plan, after the Borrower has notified the PBGC that any reportable event, as defined in Section 4043 of ERISA, with respect to any Plan has occurred, or after the Borrower has provided a notice of intent to terminate to each affected party, as defined for purposes of Section 4041(a)(2) of ERISA, with respect to any Plan, a certificate of the chief executive officer of the Borrower shall be furnished to the Bank setting forth the details with respect to the events resulting in such reportable event, as the case may be, and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of intent to terminate or to appoint a trustee from the PBGC, of the notice of such reportable event or of the Borrower's notice of intent to terminate, as the case may be.

         Deposit Accounts. Use the Bank as its primary depository institution unless otherwise agreed in writing by the Bank, and notify the Bank in writing and on a continuing basis, of all deposit accounts and certificates of deposit (including the numbers thereof) maintained with or purchased from other banks and other financial institutions.

         Compliance with Environmental Laws. Comply and cause Holt's Cigar to comply in all material respects with all Environmental Laws and not use any property which it owns or occupies to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material, except in compliance with all Environmental Laws.

         6.16 Consummation of Tender Offer. Perform, and cause Holt's Cigar to perform, all of its obligations with respect to the Tender Offer, and take all action necessary to consummate the Tender Offer Acquisition promptly (but in any event within three (3) days) following the Expiration Date.

         6.17 Consummation of Merger. Perform, and cause Holt's Cigar to perform, all of its obligations required under the Merger Agreement and take all action necessary to consummate the Merger, including without limitation causing the Stockholders to approve the Merger and voting all shares of common stock of Holt's Cigar owned by it in favor of the

Merger, as promptly as possible (under applicable Delaware law) following consummation of the Tender Offer Acquisition.

         Further Actions. Cooperate and join with the Bank at its own expense, in taking all such further actions as the Bank, in its sole judgment, shall deem necessary to effectuate the provisions of the Loan Documents and to perfect or continue the perfected status of all Encumbrances granted to the Bank pursuant to the Loan Documents, including, without limitation, the execution, delivery and filing of financing statements, amendments thereto and continuation statements.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

         Borrower hereby covenants and agrees that from the Closing Date until satisfaction in full of the Obligations, it shall not do any one or more of the following without first obtaining the written approval of the Bank:

         Fundamental Corporate Changes. Except as provided in the Merger Agreement, change its name, enter into or effect any merger, consolidation, share exchange, division, conversion, reclassification, recapitalization, reorganization or other transaction of like effect, acquire the assets of or securities in any other Person, sell, transfer, lease or otherwise dispose of all or (except in the ordinary course of business) any material part of its assets, or dissolve, or permit Holt's Cigar to enter into or effect any of the foregoing.

         Indebtedness. Incur, create, assume or have any Indebtedness except the Loans or other Indebtedness to the Bank, or permit Holt's Cigar to incur, create, assume or have any Indebtedness.

         Encumbrances. Create or allow any Encumbrances to be on or otherwise affect any of its or Holt's Cigar's property or assets except the following (collectively, "Permitted Encumbrances"):

                (a) Encumbrances in favor of the Bank;

                (b) Encumbrances for taxes, assessments and other governmental charges incurred in the ordinary course of business which are not yet due and payable;

                (c) Pledges or deposits made in the ordinary course of business to secure payment of worker's compensation or to participate in any fund in connection with worker's compensation, unemployment insurance or other social security obligations;

                (d) Good faith pledges or deposits made in the ordinary course of business to secure performance of tenders, contracts (other than for the repayment of

Indebtedness) or leases or to secure statutory obligations or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business; or

                (e) Liens of mechanics, materialmen, warehousemen, carriers or other similar liens, securing obligations incurred in the ordinary course of business that are not yet due and payable.

         Guaranties. Directly or indirectly make or permit Holt's Cigar to make any Guaranty, except in favor of the Bank.

         Loans and Investments. Purchase, invest in, or make any loan in the nature of an investment in the stocks, bonds, notes or other securities or evidence of Indebtedness of any Person, or make any loan or advance to or for the benefit of any Person, or permit Holt's Cigar to do any of the foregoing.

         ERISA. (a) Terminate any Plan to which Section 4021 of ERISA applies;
(b) Allow the value of the benefits guaranteed under Title IV of ERISA to exceed the value of assets allocable to such benefits; (c) Incur a withdrawal liability within the meaning of Section 4201 of ERISA, or permit Holt's Cigar to do any of the foregoing.

         Compliance with Federal Reserve Board Regulations. Take or permit to be taken any other action which would result in the Loans or the consummation of any of the other transactions contemplated hereby being violative of Regulations G or U of the Board of Governors of the Federal Reserve System (12 C.F.R. 207,
221), Regulation X of such Board (12 C.F.R. 224), or any other regulation of such Board.

         Amendment to Merger Agreement or Tender Offer. Take any action to amend or permit the amendment or modification of the Merger Agreement or any of the terms or conditions of the Tender Offer, including without limitation to extend the Expiration Date, or to elect to continue the Tender Offer through a Subsequent Offering Period (as that term is defined in the Tender Offer Documents).

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         An event of default ("Event of Default") under this Agreement shall be deemed to exist if any one or more of the following events occurs and is continuing, whatever the reason therefor:

         Failure to Pay. The Borrower fails to pay any amount of principal, interest, fees or other sums as and when due under this Agreement or any of the Loan Documents, or any other Obligations, whether upon stated maturity, acceleration, or otherwise.

         Breach of Covenants or Conditions. The Borrower fails to perform or observe any other term, covenant agreement or condition in this Agreement or any of the other Loan Documents or is in violation of or non-compliance with any provision of this Agreement or any of the other Loan Documents, and has not remedied and fully cured such non-performance, non-observance, violation of or non-compliance within ten (10) Business Days after the earlier of (a) the date that the Borrower has knowledge of such violation, or (b) the date that the Borrower has written notice from the Bank; provided that such cure period shall not apply to violations referred to in Section 8.1 above, and provided further, that during such ten (10) day period under this clause the Banks' obligations to make further Loans to the Borrower shall be suspended.

         Defaults in Other Agreements. The Borrower or the Guarantor fails to perform or observe any material term, covenant, agreement or condition contained in, or there shall occur any default under or as defined in, any other agreement applicable to the Borrower with the Bank (including the Guaranty Agreement), or by which it is bound involving a material liability of the Borrower which shall not be remedied within the period of time (if any) within which such other agreement permits such default to be remedied, unless such default is waived by the other party thereto or excused as a matter of law.

         Agreements Invalid. The validity, binding nature of, or enforceability of any material term or provision of any of the Loan Documents, the Tender Offer Documents or the Merger Documents is disputed by, on behalf of, or in the right or name of the Borrower or any material term or provision of any such document is found or declared to be invalid, avoidable, or non-enforceable by any court of competent jurisdiction.

         False Warranties; Breach of Representations. Any warranty or representation made by the Borrower in this Agreement or in any other Loan Document or in any certificate or other writing delivered by the Borrower under or pursuant to this Agreement or any other Loan Document, or in connection with any provision of this Agreement, or related to the transactions contemplated hereby shall prove to have been false or incorrect or breached in any material consequential respect on the date as of which made.

         Judgments. A final judgment or judgments is entered, or an order or orders of any judicial authority or governmental entity is issued against the Borrower or Holt's Cigar (such judgment(s) and order(s) hereinafter collectively referred to as "Judgments" and each a "Judgment") (i) for payment of money, which Judgment or Judgments, in the aggregate, is in excess of the amount that is covered by a valid insurance policy issued by an insurer that is solvent at the time of such judgment; or (ii) for injunctive or declaratory relief which would have a material adverse effect on the ability of the Borrower or Holt's Cigar to conduct its business, and such Judgment is not discharged or execution thereon or enforcement thereof stayed pending appeal, within thirty days after entry or issuance thereof, or, in the event of such a stay, such Judgment is not discharged within thirty days after such stay expires.

         Bankruptcy or Insolvency of the Borrower or Holt's Cigar.

                (a) The Borrower or Holt's Cigar becomes insolvent, or generally fails to pay, or is generally unable to pay, or admits in writing its inability to pay, its debts as they become due, or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for the Borrower or a substantial part of its property, or makes a general assignment for the benefit of creditors;

                (b) The Borrower or Holt's Cigar commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding;

                (c) Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of the Borrower or Holt's Cigar or an order for relief is entered in any such proceeding; and

                (d) A trustee, receiver, or other custodian is appointed for the Borrower or Holt's Cigar or a substantial part of such Person's property.

         Change of Control. The Stockholders shall together cease to own one hundred percent (100%) of the issued and outstanding capital stock of the Borrower (including the Surviving Corporation as successor Borrower following the Merger).

                                   ARTICLE IX

                                    REMEDIES

         Further Advances; Acceleration; Setoff.

(i) Upon the occurrence of any one or more Events of Default, the Bank may, in its sole discretion, refuse to make any further advances or Loans to the Borrower;

(ii) Automatically upon the occurrence of any Event of Default described in
Section 8.7 of this Agreement, and in the sole discretion of the Bank upon the occurrence of any other Event of Default, the unpaid principal balance of all Loans, all interest and fees accrued and unpaid thereon, and all other amounts and Obligations payable by the Borrower under this Agreement and the other Loan Documents shall immediately become due and payable in full, all without protest, presentment, demand, or further notice of any kind to the Borrower, all of which are expressly waived by the Borrower and the Loans shall immediately accrue interest at the Default Rate;

(iii) If any of the Obligations shall be due and payable or any one or more Events of Default shall have occurred, the Bank shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and apply to the then unpaid balance of the Notes and the other Obligations any items or funds held by the Bank, any and all deposits (whether general or special, time or demand, matured or unmatured, fixed or contingent, liquidated or unliquidated) now or hereafter maintained by the Borrower for its own account with the Bank, and any other indebtedness at any time held or owing by the Bank to or for the credit or the account of the Borrower. For such purpose the Bank shall have, and Borrower hereby grants to the Bank, a first lien on all such deposits. The Bank is hereby authorized to charge any such account or indebtedness for any amounts due to the Bank. Such right of set-off shall exist whether or not the Bank shall have made any demand under this Agreement, the Notes or any other Loan Document and whether or not the Notes and the other Obligations are matured or unmatured. The Borrower hereby confirms the Bank's lien on such accounts and right of set-off, and nothing in this Agreement shall be deemed to be a waiver or prohibition of such lien and right of set-off.

         Further Remedies. Upon the occurrence of any one or more Events of Default, the Bank may proceed to protect and enforce its rights under this Agreement and the other Loan Documents by exercising such remedies as are available to the Bank in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any provision contained in this Agreement or any of the other Loan Documents or in aid of the exercise of any power granted in this Agreement or any of the other Loan Documents.

                                    ARTICLE X

                                  MISCELLANEOUS

         Remedies Cumulative; No Waiver. The rights, powers and remedies of the Bank provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity, and no failure or delay on the part of the Bank in the exercise of any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

         Notices. Every notice and communication under this Agreement or any of the other Loan Documents shall be in writing and shall be given by either (i) hand-delivery, (ii) certified mail return receipt requested (postage prepaid),
(iii) reliable overnight commercial courier (charges prepaid), or (iv) telecopy or other means of electronic transmission, if confirmed promptly by any of the methods specified in clauses (i), (ii) and (iii) of this sentence, to the following addresses:

               If to the Borrower:

               HCH Acquisition Corp.
               12270 Townsend Road
               Philadelphia, PA 19154
               Attn: Robert G. Levin

               Fax: (215) 676-0438

               With a copy to:

               Fox Rothschild O'Brien & Frankel LLP
               997 Lenox Drive, Bldg. 3
               Lawrenceville, NJ 08648
               Attn: Matthew H. Lubart, Esquire
               Fax: (609) 896-1469

               If to the Bank:

               First Union National Bank
               PA 1220
               Underwriting Department
               123 South Broad Street
               Philadelphia, PA 19109
               Attn: Robert Colton,
               Executive Vice President
               Fax: (215) 985-7604

               With a copy to:

               Duane, Morris & Heckscher LLP
               One Liberty Place
               Philadelphia, PA  19103
               Attn: Richard C. Smith, Esquire
               Fax:   215-979-1020

            Notice given by telecopy or other means of electronic transmission shall be deemed to have been given and received when sent. Notice by overnight courier shall be deemed to have been given and received on the date scheduled for delivery. Notice by mail shall be deemed to have been given and received three (3) calendar days after the date first deposited in the United States Mail. Notice by hand delivery shall be deemed to have been given and received upon delivery. A party may change its address by giving written notice to the other party as specified herein.

            Costs, Expenses and Attorneys' Fees. Whether or not the transactions contemplated by this Agreement and the other Loan Documents are fully consummated, the Borrower shall promptly pay (or reimburse, as the Bank may elect) all reasonable costs and expenses which the Bank has incurred or may hereafter incur in connection with the negotiation, preparation, reproduction, interpretation and enforcement of this Agreement and the other Loan Documents, the collection of all amounts due hereunder and thereunder, and any amendment, modification, consent or waiver which may be hereafter requested by the Borrower or otherwise required. Such costs and expenses shall include, without limitation, the reasonable fees and disbursements of counsel, the reasonable costs of appraisal fees, searches of public records, costs of filing and recording documents with public offices, and similar costs and expenses incurred by the Bank. Upon the occurrence of an Event of Default, such costs shall also include the fees of any accountants, consultants or other professionals retained by the Bank. The reimbursement obligations of the Borrower under this section shall survive any termination of this Agreement.

            Survival of Covenants. This Agreement and all covenants, agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the making of the Loans and the execution and delivery of the Notes and, subject to the provisions of Section 10.15 hereof, shall continue in full force and effect until all of the Obligations have been fully paid, performed, satisfied and discharged.

            Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. This Agreement shall be deemed to have been executed and delivered when the Bank has received counterparts hereof executed by all parties listed on the signature page(s) hereto.

            Headings. The headings of sections have been included herein for convenience only and shall not be considered in interpreting this Agreement.

            Payment Due On A Day Other Than A Business Day. If any payment due or action to be taken under this Agreement or any Loan Document falls due or is required to be taken on a day which is not a Business Day, such payment or action shall be made or taken on the next succeeding Business Day and such extended time shall be included in the computation of interest.

            Judicial Proceedings. Each party to this Agreement agrees that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by any party hereto or any successor or assign of any party, on or with respect to this Agreement or any of the other Loan Documents or the dealings of the parties with respect hereto, or thereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES any RIGHT TO A TRIAL BY JURY IN any SUCH SUIT, ACTION OR PROCEEDING. Further, each party waives any right it may have to claim or recover, in any such suit, action or proceeding, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE BANK WOULD NOT EXTEND CREDIT TO THE BORROWER IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

            Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania.

           Integration. This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

           Amendment and Waiver. No amendment of this Agreement, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the parties hereto.

           Successors and Assigns. This Agreement (i) shall be binding upon the Borrower and upon the Bank, and the respective successors and assigns of each, and (ii) shall inure to the benefit of the Borrower and the Bank, and the respective successors and assigns of each, provided, however, that no Borrower may assign its rights hereunder or any interest herein without the prior written consent of the Bank, and any such assignment or attempted assignment by the Borrower shall be void and of no effect with respect to the Bank.

           Severability of Provisions. Any provision in this Agreement that is held to be inoperative, unenforceable, voidable, or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions, and to this end, the provisions of this Agreement are declared to be severable.

           Consent to Jurisdiction and Service of Process. Borrower irrevocably appoints each and every of its treasurer, secretary, vice president, senior vice president or president, as its attorneys in fact upon whom may be served, in the manner and at the address set forth in Section 10.2 hereof, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement or any of the other Loan Documents; and the Borrower hereby consents that any action or proceeding against it be commenced and maintained in any court within the Commonwealth of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania by service of process on any such officer; and the Borrower agree that the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of the Borrower and the Collateral. Notwithstanding the foregoing, the Bank, in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which the Borrower may be found, or in which any of its properties or the Collateral may be located.

           Indemnification.

                  (a) If, after receipt of any payment of all or any part of the Obligations, the Bank is compelled to surrender such payment to any Person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), then this Agreement and the other Loan Documents shall continue in full force and effect, and the

Borrower shall be liable for, and shall indemnify, defend and hold harmless the Bank with respect to the full amount so surrendered.

                  (b) The Borrower shall indemnify, defend and hold harmless the Bank with respect to any and all claims, damages, expenses, demands, losses, costs, fines or liabilities of any kind (including, without limitation, those involving death, personal injury or property damage and including reasonable attorneys fees and costs) which may be instituted or asserted against or incurred by the Bank, its officers, directors, employees, attorneys, agents and representatives as a result of the credit being extended to the Borrower or suspended or terminated by the Bank hereunder.

                  (c) The provisions of this section shall survive the termination of this Agreement and the other Loan Documents and shall be and remain effective, notwithstanding the payment of the Obligations, the cancellation of the Note, the release of any Encumbrance securing the Obligations or any other action which the Bank may have taken in reliance upon its receipt of such payment. Any cancellation of the Note, release of any Encumbrance or other such action shall be deemed to have been conditioned upon any payment of the Obligations having become final and irrevocable.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

           IN WITNESS WHEREOF, the undersigned have caused this Loan Agreement to be executed by their duly authorized officers on the date first above written.

                                     HCH ACQUISITION CORP.



                                      By: /s/ Robert G. Levin
                                         ---------------------------
                                      Title:  President
                                             ----------------------------



                                      FIRST UNION NATIONAL BANK



                                      By: /s/ Robert E. Colton
                                         ---------------------------
                                      Title: Executive Vice President
                                            ----------------------------

                                   EXHIBIT "A"

                               NOTICE OF BORROWING


                                TO BE DELIVERED

                                 Schedule 4.4(d)

                                  Indebtedness

                                      None.

                                 Schedule 4.4(e)

                   Pro Forma Balance Sheet of the Borrower


                                TO BE DELIVERED

                                 Schedule 4.6(a)

                                  Encumbrances


                                TO BE DELIVERED